Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-27621, 333-89824, 333-125302, 333-27623, 333-40767, 333-120185, 333-151963, 333-167089 and 333-207857 on Form S-8 of our reports dated March 1, 2019, relating to the consolidated financial statements of The E.W. Scripps Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The E.W. Scripps Company and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 1, 2019